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                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES
                 Calculation of Earnings (Loss) per Common Share
                                   (Unaudited)


                                                          Three Months Ended              Nine Months Ended
                                                             September 30,                  September 30,
                                                       -------------------------     --------------------------
                                                          1999           1998           1999            1998
                                                       ----------     ----------     ----------      ----------
                                                               (In Millions, Except Per-Share Amounts)
Net income:
     Before extraordinary charges                      $    1,368     $      822     $    3,056      $    1,637
     Extraordinary charges                                     --             --            (30)           (320)
                                                       ----------     ----------     ----------      ----------
        Consolidated net income                        $    1,368     $      822     $    3,026      $    1,317
                                                       ==========     ==========     ==========      ==========

Average basic common shares                                   978            964            973             962

Adjustments to basic common shares:
     Add - Employees' stock and stock option plans              8              4              7               5
                                                       ----------     ----------     ----------      ----------
Adjusted average diluted common shares                        986            968            980             967
                                                       ==========     ==========     ==========      ==========

EARNINGS (LOSS) PER COMMON SHARE:

     Basic (1)
        Before extraordinary charges                   $     1.40     $      .85     $     3.14      $     1.70
        Extraordinary charges                                  --             --           (.03)           (.33)
                                                       ----------     ----------     ----------      ----------
        Consolidated                                   $     1.40     $      .85     $     3.11      $     1.37
                                                       ==========     ==========     ==========      ==========

     Diluted (2)
        Before extraordinary charges                   $     1.39     $      .85     $     3.12      $     1.69
        Extraordinary charges                                  --             --           (.03)           (.33)
                                                       ----------     ----------     ----------      ----------
        Consolidated                                   $     1.39     $      .85     $     3.09      $     1.36
                                                       ==========     ==========     ==========      ==========

(1) Computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period.

(2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.